EXHIBIT 21

Subsidiaries of Twin Cities Power Holdings, LLC

At December 31, 2012

Company Name	Jurisdiction of Organization	Status	Tier
Twin Cities Power, L.L.C.	Minnesota	Active	First
Chesapeake Trading Group, L.L.C.	Minnesota	Active	Second
Summit Energy L.L.C.	Minnesota	Active	Second
TC Energy Trading, L.L.C	Minnesota	Inactive	Second
Twin Cities Power Services, L.L.C.	Minnesota	Inactive	Second

Cygnus Partners, L.L.C.	Minnesota	Active	First
Cygnus Energy Futures, L.L.C.	Minnesota	Active	Second
Maverick Energy Futures, L.L.C.	Minnesota	Inactive	Second

Twin Cities Energy, L.L.C.	Minnesota	Inactive	First
Twin Cities Power – Canada, Ltd.	Alberta	Inactive	Second

Town Square Energy, L.L.C.	Delaware	Inactive	First

Vision Consulting, L.L.C.	Minnesota	Inactive	na